Exhibit 99.1

    Investor Contact: Steve Keenan
        (314) 719-1755
    InvestorRelations@Olin.com

News
Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

Olin Announces Fourth Quarter 2024 Results
Highlights
•Fourth quarter 2024 net income of $10.7 million, or $0.09 per diluted share
•Quarterly adjusted EBITDA of $193.4 million
Clayton, MO, January 30, 2025 – Olin Corporation (NYSE: OLN) announced financial results for the fourth quarter ended December 31, 2024. Fourth quarter 2024 reported net income was $10.7 million, or $0.09 per diluted share, which compares to fourth quarter 2023 reported net income of $52.9 million, or $0.43 per diluted share. Fourth quarter 2024 adjusted EBITDA of $193.4 million excludes depreciation and amortization expense of $129.2 million and restructuring charges of $10.3 million. Fourth quarter 2023 adjusted EBITDA was $210.1 million. Sales in the fourth quarter 2024 were $1,671.3 million, compared to $1,614.6 million in the fourth quarter 2023. Full year 2024 reported net income was $108.6 million, or $0.91 per diluted share, which compares to full year 2023 reported net income of $460.2 million, or $3.57 per diluted share.
Ken Lane, President, and Chief Executive Officer, said, “While we expect challenging industry conditions to continue into 2025, we will stay focused on optimizing our core businesses through our value-first commercial approach as well as controlling our costs as we described during our Investor Day in December. We remain confident in our ability to generate higher trough-level earnings and cash flow despite the difficult environment.”
Lane continued, “We expect first quarter 2025 results from our Chemicals businesses to be lower than fourth quarter 2024 as our disciplined market participation continues. Our Chlor Alkali business expects sequentially lower chlorine and caustic soda volumes and continued pricing pressure on ethylene dichloride (EDC). As we announced at our Investor Day in December, Olin will enter the domestic polyvinyl chloride (PVC) resin market in the first quarter 2025 through our EDC tolling agreement. This pilot initiative expands our chlorine optionality, upgrades the value of Olin EDC and will guide our PVC resin go-to-market strategy in the coming years.
“Global epoxy demand remains weak, and our U.S. and European Epoxy business remains significantly challenged by subsidized Asian competition. Our Epoxy business focus remains on maximizing the chlor alkali integration value, continuing to reduce our costs and growing our formulated solutions business.

“We expect our Winchester first quarter 2025 results to be slightly lower than fourth quarter 2024, as commercial customers continue to work down elevated inventories along with softer consumer demand. As we announced on January 21, 2025, Winchester entered into a definitive agreement to acquire the ammunition manufacturing assets of AMMO, Inc. We expect this acquisition to be immediately accretive and to enable our broader participation in high-margin specialty calibers. The transaction is expected to close in second quarter 2025.”
Commenting on the overall first quarter outlook, Lane continued, “We expect Olin’s first quarter 2025 adjusted EBITDA to be in the range of $150 million to $170 million, and we will continue Olin’s disciplined capital allocation strategy to prioritize share repurchases from available cash flow. During 2024, we repurchased approximately 5% of outstanding Olin shares.”
SEGMENT REPORTING
Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense), non-operating pension income, other income, and income taxes.
CHLOR ALKALI PRODUCTS AND VINYLS
Chlor Alkali Products and Vinyls sales for the fourth quarter 2024 were $953.7 million, compared to $906.1 million in the fourth quarter 2023. The increase in sales was primarily due to higher volumes and pricing. Fourth quarter 2024 segment earnings were $75.2 million, compared to $65.9 million in the fourth quarter 2023. The fourth quarter included $16.9 million of costs associated with Hurricane Beryl. The remaining $26.2 million increase in segment earnings was primarily due to higher pricing and lower raw materials and operating costs, partially offset by a less favorable product mix. Chlor Alkali Products and Vinyls fourth quarter 2024 results included depreciation and amortization expense of $105.5 million compared to $105.4 million in the fourth quarter 2023.
EPOXY
Epoxy sales for the fourth quarter 2024 were $282.2 million, compared to $313.1 million in the fourth quarter 2023. The decrease in sales was primarily due to lower volumes and pricing. Fourth quarter 2024 segment loss was ($27.4) million, compared to segment loss of ($23.1) million in the fourth quarter 2023. The $4.3 million decrease in segment results was primarily due to lower volumes and pricing, partially offset by lower raw material and operating costs. Epoxy fourth quarter 2024 results included depreciation and amortization expense of $13.1 million compared to $13.0 million in the fourth quarter 2023.
WINCHESTER
Winchester sales for the fourth quarter 2024 were $435.4 million, compared to $395.4 million in the fourth quarter 2023. The increase in sales was primarily due to higher military sales and military project revenue, partially offset by lower commercial ammunition sales. Fourth quarter 2024 segment earnings were $42.0 million, compared to $65.4 million in the fourth quarter 2023. The $23.4 million decrease in segment earnings was primarily due to lower commercial ammunition shipments and pricing and higher propellant costs, partially offset by higher military shipments and military project revenue. Winchester fourth quarter 2024 results included depreciation and amortization expense of $9.1 million compared to $8.1 million in the fourth quarter 2023.

CORPORATE AND OTHER COSTS
Other corporate and unallocated costs in the fourth quarter of 2024 decreased $5.3 million compared to fourth quarter 2023 primarily due to lower stock-based compensation, including mark-to-market adjustments, partially offset by higher consulting costs and legal and legal-related settlement costs.
LIQUIDITY AND SHARE REPURCHASES
The cash balance on December 31, 2024, was $175.6 million. Olin ended the fourth quarter 2024 with net debt of approximately $2.7 billion and a net debt to adjusted EBITDA ratio of 3.1 times. On December 31, 2024, Olin had approximately $1.2 billion of available liquidity.
During fourth quarter 2024, approximately 1.0 million shares of common stock were repurchased at a cost of $43.5 million. During 2024, approximately 5.9 million shares of common stock were repurchased at a cost of $300.3 million. On December 31, 2024, Olin had approximately $2.0 billion available under its share repurchase authorizations.
CONFERENCE CALL INFORMATION
Olin senior management will host a conference call to discuss fourth quarter 2024 financial results at 9:00 a.m. Eastern Time on Friday, January 31, 2025. Remarks will be followed by a question-and-answer session. Associated slides, which will be available the evening before the call, and the conference call webcast will be accessible via Olin’s website, www.olin.com, under the fourth quarter conference call icon. An archived replay of the webcast will also be available in the Investor Relations section of Olin’s website beginning at 12:00 p.m. Eastern Time. A final transcript of the call will be posted the next business day.
COMPANY DESCRIPTION
Olin Corporation is a leading vertically integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach, hydrogen, and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, industrial cartridges, and clay targets.
Visit www.olin.com for more information on Olin Corporation.

FORWARD-LOOKING STATEMENTS
This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.
We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "outlook," "project," "estimate," "forecast," "optimistic," “target,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the Company’s intent to repurchase, from time to time, the Company’s common stock, the Company’s anticipated timing and financial and other benefits of entering the domestic PVC resin market and the Company’s anticipated financial and other benefits of our proposed acquisition of the ammunition assets of Ammo, Inc. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.
The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2023, and our Quarterly Reports on Form 10-Q and other reports furnished or filed with the SEC, include, but are not limited to, the following:

Business, Industry and Operational Risks
•sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us;
•declines in average selling prices for our products and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;
•unsuccessful execution of our operating model, which prioritizes Electrochemical Unit (ECU) margins over sales volumes;
•failure to identify, attract, develop, retain and motivate qualified employees throughout the organization and ability to manage executive officer and other key senior management transitions;
•failure to control costs and inflation impacts or failure to achieve targeted cost reductions;
•our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;
•the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;
•exposure to physical risks associated with climate-related events or increased severity and frequency of severe weather events;
•availability of and/or higher-than-expected costs of raw material, energy, transportation, and/or logistics;
•the failure or an interruption, including cyber-attacks, of our information technology systems;
•our inability to complete future acquisitions or joint venture transactions or successfully integrate them into our business;
•risks associated with our international sales and operations, including economic, political or regulatory changes;
•our indebtedness and debt service obligations;
•weak industry conditions affecting our ability to comply with the financial maintenance covenants in our senior credit facility;
•adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;
•the effects of any declines in global equity markets on asset values and any declines in interest rates or other significant assumptions used to value the liabilities in, and funding of, our pension plans;
•our long-range plan assumptions not being realized, causing a non-cash impairment charge of long-lived assets;

Legal, Environmental and Regulatory Risks
•changes in, or failure to comply with, legislation or government regulations or policies, including changes regarding our ability to manufacture or use certain products and changes within the international markets in which we operate;
•new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;
•unexpected outcomes from legal or regulatory claims and proceedings;
•costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;
•various risks associated with our Lake City U.S. Army Ammunition Plant contract and performance under other governmental contracts; and
•failure to effectively manage environmental, social and governance (ESG) issues and related regulations, including climate change and sustainability.
All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2025-03

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended December 31,		Years Ended December 31,
(In millions, except per share amounts)	2024	2023	2024	2023
Sales	$1,671.3	$1,614.6	$6,540.1	$6,833.0
Operating Expenses:
Cost of Goods Sold	1,513.4	1,430.9	5,802.6	5,667.5
Selling and Administrative	100.3	102.8	408.5	406.7
Restructuring Charges (Income)(b)	10.3	(2.4)	33.3	89.6
Other Operating Income(c)	—	15.7	0.8	42.9
Operating Income	47.3	99.0	296.5	712.1
Interest Expense	44.9	47.2	184.5	181.1
Interest Income	1.0	1.1	3.7	4.3
Non-operating Pension Income	6.6	7.0	26.0	24.0
Income before Taxes	10.0	59.9	141.7	559.3
Income Tax (Benefit) Provision	(0.1)	11.1	36.7	107.3
Net Income	10.1	48.8	105.0	452.0
Net Loss Attributable to Noncontrolling Interests	(0.6)	(4.1)	(3.6)	(8.2)
Net Income Attributable to Olin Corporation	$10.7	$52.9	$108.6	$460.2
Net Income Attributable to Olin Corporation Per Common Share:
Basic	$0.09	$0.44	$0.92	$3.66
Diluted	$0.09	$0.43	$0.91	$3.57
Dividends Per Common Share	$0.20	$0.20	$0.80	$0.80
Average Common Shares Outstanding - Basic	116.1	121.0	117.8	125.9
Average Common Shares Outstanding - Diluted	117.3	123.5	119.5	128.8

(a)Unaudited.
(b)Restructuring income for the three months ended December 31, 2023 was primarily attributed to revised contract termination costs associated with our operational cessation at our Terneuzen, Netherlands, cumene facility. Restructuring charges for the year ended December 31, 2023 were primarily associated with our actions to configure our global Epoxy asset footprint to optimize the most productive and cost-effective assets to support our operating model, of which $17.7 million were non-cash impairment charges for equipment and facilities.
(c)Other operating income for both the three months and year ended December 31, 2023 included an insurance recovery of $15.6 million associated with a second quarter 2022 business interruption at our Plaquemine, Louisiana, Chlor Alkali Products and Vinyls facility. Other operating income for the year ended December 31, 2023 also included a gain of $27.0 million for the sale of Olin's domestic private trucking fleet and operations.

Olin Corporation
Segment Information(a)

	Three Months Ended December 31,		Years Ended December 31,
(In millions)	2024	2023	2024	2023
Sales:
Chlor Alkali Products and Vinyls	$953.7	$906.1	$3,630.2	$3,995.1
Epoxy	282.2	313.1	1,226.3	1,329.2
Winchester	435.4	395.4	1,683.6	1,508.7
Total Sales	$1,671.3	$1,614.6	$6,540.1	$6,833.0
Income before Taxes:
Chlor Alkali Products and Vinyls	$75.2	$65.9	$296.4	$664.2
Epoxy	(27.4)	(23.1)	(85.0)	(31.0)
Winchester	42.0	65.4	237.9	255.6
Corporate/Other:
Environmental Expense(b)	(10.8)	(0.6)	(30.2)	(23.7)
Other Corporate and Unallocated Costs	(21.4)	(26.7)	(90.1)	(106.3)
Restructuring (Charges) Income(c)	(10.3)	2.4	(33.3)	(89.6)
Other Operating Income(d)	—	15.7	0.8	42.9
Interest Expense	(44.9)	(47.2)	(184.5)	(181.1)
Interest Income	1.0	1.1	3.7	4.3
Non-operating Pension Income	6.6	7.0	26.0	24.0
Income before Taxes	$10.0	$59.9	$141.7	$559.3

(a)Unaudited.
(b)Environmental expense for both the three months and year ended December 31, 2023 included $6.4 million of insurance recoveries for costs incurred and expensed in prior periods.
(c)Restructuring income for the three months ended December 31, 2023 was primarily attributed to revised contract termination costs associated with our operational cessation at our Terneuzen, Netherlands, cumene facility. Restructuring charges for the year ended December 31, 2023 were primarily associated with our actions to configure our global Epoxy asset footprint to optimize the most productive and cost-effective assets to support our operating model, of which $17.7 million were non-cash impairment charges for equipment and facilities.
(d)Other operating income for both the three months and year ended December 31, 2023 included an insurance recovery of $15.6 million associated with a second quarter 2022 business interruption at our Plaquemine, Louisiana, Chlor Alkali Products and Vinyls facility. Other operating income for the year ended December 31, 2023 also included a gain of $27.0 million for the sale of Olin's domestic private trucking fleet and operations.

Olin Corporation
Consolidated Balance Sheets(a)

	December 31,
(In millions, except per share data)	2024	2023
Assets:
Cash and Cash Equivalents	$175.6	$170.3
Accounts Receivable, Net	1,007.8	874.7
Income Taxes Receivable	11.5	15.3
Inventories, Net	823.5	858.8
Other Current Assets	61.4	54.1
Total Current Assets	2,079.8	1,973.2
Property, Plant and Equipment (Less Accumulated Depreciation of $5,189.2 and $4,826.4)	2,328.4	2,519.6
Operating Lease Assets, Net	302.2	344.7
Deferred Income Taxes	53.4	87.4
Other Assets	1,185.1	1,118.5
Intangibles, Net	206.6	245.8
Goodwill	1,423.6	1,424.0
Total Assets	$7,579.1	$7,713.2
Liabilities and Shareholders’ Equity:
Current Installments of Long-term Debt	$129.0	$78.8
Accounts Payable	861.6	775.4
Income Taxes Payable	141.3	154.7
Current Operating Lease Liabilities	64.8	69.3
Accrued Liabilities	435.5	450.0
Total Current Liabilities	1,632.2	1,528.2
Long-term Debt	2,713.2	2,591.3
Operating Lease Liabilities	243.2	283.1
Accrued Pension Liability	197.7	225.8
Deferred Income Taxes	430.5	476.2
Other Liabilities	306.9	340.3
Total Liabilities	5,523.7	5,444.9
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, $1.00 Par Value Per Share; Authorized 240.0 Shares; Issued and Outstanding 115.7 Shares (120.2 in 2023)	115.7	120.2
Additional Paid-in Capital	—	24.8
Accumulated Other Comprehensive Loss	(450.1)	(496.3)
Retained Earnings	2,357.5	2,583.7
Olin Corporation’s Shareholders’ Equity	2,023.1	2,232.4
Noncontrolling Interests	32.3	35.9
Total Equity	2,055.4	2,268.3
Total Liabilities and Equity	$7,579.1	$7,713.2

(a)Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Years Ended December 31,
(In millions)	2024	2023
Operating Activities:
Net Income	$105.0	$452.0
Depreciation and Amortization	518.1	533.4
Gains on Disposition of Property, Plant and Equipment	—	(27.0)
Stock-based Compensation	17.1	18.6
Write-off of Equipment and Facility included in Restructuring Charges	—	17.7
Deferred Income Taxes	(33.7)	(55.6)
Qualified Pension Plan Contributions	(1.3)	(1.1)
Qualified Pension Plan Income	(23.3)	(21.0)
Changes in Assets and Liabilities:
Receivables	(119.4)	65.4
Income Taxes Receivable/Payable	(1.6)	45.8
Inventories	25.9	94.4
Other Current Assets	2.4	(3.1)
Accounts Payable and Accrued Liabilities	72.8	(133.9)
Other Assets	(28.4)	(23.4)
Other Noncurrent Liabilities	(35.1)	15.8
Other Operating Activities	4.7	(3.7)
Net Operating Activities	503.2	974.3
Investing Activities:
Capital Expenditures	(195.1)	(236.0)
Business Acquired in Purchase Transaction, Net of Cash Acquired	—	(63.9)
Payments under Other Long-term Supply Contracts	(58.6)	(64.5)
Proceeds from Disposition of Property, Plant and Equipment	—	28.8
Investments in Unconsolidated Affiliates	(23.0)	—
Other Investing Activities	(7.0)	(5.2)
Net Investing Activities	(283.7)	(340.8)
Financing Activities:
Long-term Debt Borrowings, Net	169.7	85.9
Common Stock Repurchased and Retired	(300.3)	(711.3)
Stock Options Exercised	23.9	25.4
Employee Taxes Paid for Share-based Payment Arrangements	(10.5)	—
Dividends Paid	(94.2)	(101.0)
Debt and Equity Issuance Costs	(1.2)	—
Contributions Received from Noncontrolling Interests	—	44.1
Net Financing Activities	(212.6)	(656.9)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1.6)	(0.3)
Net Increase (Decrease) in Cash and Cash Equivalents	5.3	(23.7)
Cash and Cash Equivalents, Beginning of Year	170.3	194.0
Cash and Cash Equivalents, End of Year	$175.6	$170.3

(a)Unaudited.

Olin Corporation
Non-GAAP Financial Measures - Adjusted EBITDA(a)

Olin's definition of Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax provision (benefit), other expense (income), restructuring charges (income) and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are omitted from this release because Olin is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense (income), income tax provision (benefit), other expense (income) and restructuring charges (income). Because of our inability to calculate such adjustments, forward-looking net income guidance is also omitted from this release. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.

	Three Months Ended December 31,		Years Ended December 31,
(In millions)	2024	2023	2024	2023
Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$10.1	$48.8	$105.0	$452.0
Add Back:
Interest Expense	44.9	47.2	184.5	181.1
Interest Income	(1.0)	(1.1)	(3.7)	(4.3)
Income Tax (Benefit) Provision	(0.1)	11.1	36.7	107.3
Depreciation and Amortization	129.2	128.5	518.1	533.4
EBITDA	183.1	234.5	840.6	1,269.5
Add Back:
Restructuring Charges (Income)	10.3	(2.4)	33.3	89.6
Environmental Recoveries(b)	—	(6.4)	—	(6.4)
Certain Non-recurring Items(c)	—	(15.6)	—	(42.6)
Adjusted EBITDA	$193.4	$210.1	$873.9	$1,310.1

(a)Unaudited.
(b)Environmental recoveries included insurance recoveries for costs incurred and expensed in prior periods.
(c)Certain non-recurring items for both the three months and year ended December 31, 2023 included an insurance recovery of $15.6 million associated with a second quarter 2022 business interruption at our Plaquemine, Louisiana, Chlor Alkali Products and Vinyls facility. Certain non-recurring items for the year ended December 31, 2023 also included a gain of $27.0 million for the sale of Olin's domestic private trucking fleet and operations.

Olin Corporation
Non-GAAP Financial Measures - Net Debt to Adjusted EBITDA(a)

Olin's definition of Net Debt to Adjusted EBITDA is Net Debt divided by Adjusted EBITDA. Net Debt at the end of any reporting period is defined as the sum of our current installments of long-term debt and long-term debt, less cash and cash equivalents. Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax provision (benefit), other expense (income), restructuring charges (income) and certain other non-recurring items. Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a measure of our ability to manage our indebtedness. The use of non-GAAP financial measures is not intended to replace any measures of indebtedness or liquidity determined in accordance with GAAP and Net Debt or Net Debt to Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	December 31,
(In millions)	2024	2023
Current Installments of Long-term Debt	$129.0	$78.8
Long-term Debt	2,713.2	2,591.3
Total Debt	2,842.2	2,670.1
Less: Cash and Cash Equivalents	(175.6)	(170.3)
Net Debt	$2,666.6	$2,499.8

Adjusted EBITDA	$873.9	$1,310.1

Net Debt to Adjusted EBITDA	3.1	1.9

(a)Unaudited.